FOR IMMEDIATE RELEASE:

Contact:	Rosanne Palacios	Judith I. Wawroski
	Vice President of Marketing	Vice President
	International Bancshares Corporation	International Bancshares Corporation
	(956) 726-6636	(956) 722-7611

International Bancshares Corporation Reports Record Third Quarter 2002 Earnings

LAREDO, Texas—-(BUSINESS WIRE)—November 7, 2002—International Bancshares Corporation (NASDAQ:IBOC) today reported earnings for the third quarter of 2002 of $30.7 million or $.97 per share - basic ($.94 per share - diluted) as compared to $21.4 million or $.65 per share - basic ($.64 per share - diluted), which represents a 49% increase in basic earnings per share and a 47% increase in diluted earnings per share as compared to the third quarter of 2001.  Earnings for the first nine months of 2002 increased 16% to $72.7 million or $2.26 per share - basic ($2.21 per share - diluted), after the cumulative effect of a change in accounting principle that occurred in the first quarter 2002, compared to $62.9 million or $1.90 per share - basic ($1.87 per share - diluted) in the corresponding 2001 period.  The per-share data is fully adjusted for stock dividends, the most recent of which was a 25% stock dividend declared on May 20, 2002.

Dennis E. Nixon, CEO and Chairman of the Board, stated that the Company’s third quarter basic earnings per share and fully diluted earnings per share increased 49% and 47%, respectively, over the corresponding 2001 period, which continues the pattern of strong earnings reports released this year.

Mr. Nixon stated, “I’m extremely pleased with the results for the third quarter and the Company’s year to date 2002 performance, which is 16% ahead of 2001 and 19% ahead in earnings per share, reflecting very favorably on IBC’s commitment to superior earnings especially in light of the current uncertain economic conditions.”

Third quarter earnings were affected by certain events that were almost neutralized by positive and negative adjustments.  These changes included a gain of $3.1 million on the sale of three former NBC branches by the Company’s lead bank subsidiary, International Bank of Commerce, Laredo, a gain of $3.8 million on sales of available-for-sale investment securities and other investment gains, an additional impairment charge of $2.3 million on the Company’s investment in the Aircraft Finance Trust and a $1.2 million loss on the disposal of various former Albertson’s in-store branch banks.

IBC is a $6.5 billion financial holding company headquartered in Laredo, Texas, with more than 100 facilities and 195 ATMs serving 35 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern, and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.

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